Exhibit 99.2

CONTACT:	Julie Shaeff, Chief Accounting Officer	675 Bering Drive, Suite 400
	ir@comfortsystemsusa.com; 713-830-9687	Houston, Texas 77057
713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — April 25, 2024 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced that its board of directors declared a quarterly dividend of $0.30 per share, which is a $0.05 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock. The dividend is payable on May 24, 2024 to stockholders of record at the close of business on May 13, 2024.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 177 locations in 136 cities across the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.